Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the: 1) Registration Statement on Form S-8 (No. 333-148503) pertaining to the Sourcefire, Inc. 2007 Employee Stock Purchase Plan, and 2) Registration Statement on Form S-8 (No. 333-141396) pertaining to the Sourcefire, Inc. 2002 Stock Incentive Plan and 2007 Stock Incentive Plan; of our report dated March 10, 2009, with respect to the consolidated financial statements of Sourcefire, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Baltimore, Maryland
March 16, 2009